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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

For more information, contact:
Kevin P. Bagby
Vice President and CFO
330/856-2443

                  STONERIDGE COMPLETES ACQUISITION OF HI-STAT;
                    TRANSACTION ACCELERATES GROWTH STRATEGY

     WARREN, Ohio January 4, 1999 Stoneridge, Inc. (NYSE: SRI) announced that it had completed its previously announced acquisition of Hi-Stat Manufacturing Co., Inc., on December 31, 1998.

     "The Hi-Stat acquisition expands our capability to design and manufacture entire electrical systems for the vehicle markets," said Cloyd Abruzzo, Stoneridge president and chief executive officer. "This transaction is consistent with our expressed strategy of pursuing strategic acquisitions."

     Hi-Stat designs and manufactures sensors, solenoids and switches for measuring speed, pressure, temperature and fluid level in vehicles. Hi-Stat has about 1,700 employees, with manufacturing facilities in Lexington, Ohio, and Sarasota, Florida. It expects to record sales of approximately $157 million for the 12 months ending December 31, 1998.

     The purchase price was approximately $362 million in cash. The transaction was financed by a combination of existing cash from Stoneridge together with funds from a new $425 million senior secured credit facility.

     The transaction was structured with a 338 (h) (10) election that allows Stoneridge to deduct, for tax purposes, the goodwill associated with the transaction. The election generates an annual tax benefit of approximately $8 million, the net present value of which is approximately $62 million.

     "The addition of Hi-Stat strengthens both companies. Stoneridge gains products and capabilities, while Hi-Stat will have the benefit of Stoneridge's resources and global presence. The strategic fit is a win-win situation for both companies," Abruzzo said.

     Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of engineered electrical and electronic components, modules and systems principally for the automotive, medium and heavy-duty truck and agricultural vehicle markets.

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